CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Statements of Earnings (Loss)
(in millions of Canadian dollars except where noted)

	3 months ended June 30		6 months ended June 30
Unaudited	2023	2022	2023	2022

Revenues (Note 3)	625	458	1,714	1,193
Fuel and purchased power (Note 4)	188	231	513	469
Carbon compliance (Note 12)	25	9	57	28
Gross margin	412	218	1,144	696
Operations, maintenance and administration (Note 4)	134	117	258	229
Depreciation and amortization	173	115	349	232
Asset impairment reversals (Note 5)	(13)	(24)	(16)	(66)
Taxes, other than income taxes	9	9	18	17
Net other operating income	(10)	(20)	(23)	(37)
Operating income	119	21	558	321
Equity income	(1)	2	1	4
Finance lease income	4	6	8	11
Net interest expense (Note 6)	(56)	(62)	(115)	(129)
Foreign exchange gain	8	9	5	11
Gain on sale of assets and other	5	2	5	2
Earnings (loss) before income taxes	79	(22)	462	220
Income tax expense (recovery) (Note 7)	(18)	37	31	73
Net earnings (loss)	97	(59)	431	147

Net earnings (loss) attributable to:
TransAlta shareholders	74	(70)	368	116
Non-controlling interests (Note 8)	23	11	63	31
	97	(59)	431	147

Net earnings (loss) attributable to TransAlta shareholders	74	(70)	368	116
Preferred share dividends (Note 18)	12	10	12	10
Net earnings (loss) attributable to common shareholders	62	(80)	356	106

Weighted average number of common shares outstanding in the period (millions)	264	271	266	271
Net earnings (loss) per share attributable to common shareholders, basic and diluted (Note 17)	0.23	(0.30)	1.34	0.39
See accompanying notes.

TransAlta Corporation F1

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statements of Comprehensive Income (Loss)
(in millions of Canadian dollars)

	3 months ended June 30		6 months ended June 30
Unaudited	2023	2022	2023	2022
Net earnings (loss)	97	(59)	431	147
Other comprehensive income (loss)
Net actuarial gains on defined benefit plans, net of tax(1)	3	18	3	36
Fair value gains on third-party investments, net of tax	—	1	—	—
Total items that will not be reclassified subsequently to net earnings	3	19	3	36
Gains (losses) on translating net assets of foreign operations, net of tax	(13)	8	(13)	(6)
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(2)	8	(13)	9	(3)
Gains (losses) on derivatives designated as cash flow hedges, net of tax(3)	23	(69)	52	(151)
Reclassification of losses (gains) on derivatives designated as cash flow hedges to net earnings (loss), net of tax(4)	(8)	(3)	32	(18)
Total items that will be reclassified subsequently to net earnings (loss)	10	(77)	80	(178)
Other comprehensive income (loss)	13	(58)	83	(142)
Total comprehensive income (loss)	110	(117)	514	5

Total comprehensive income (loss) attributable to:
TransAlta shareholders	106	(102)	466	44
Non-controlling interests (Note 8)	4	(15)	48	(39)
	110	(117)	514	5
(1)    Net of income tax expense of nil for the three and six months ended June 30, 2023 (June 30, 2022 – $5 million and $11 million expense).
(2) Net of income tax expense of $1 million for the three and six months ended June 30, 2023 (June 30, 2022 – nil).
(3)    Net of income tax expense of $7 million and $15 million for the three and six months ended June 30, 2023 (June 30, 2022 – $22 million and $44 million recovery).
(4)    Net of reclassification of income tax recovery of $1 million and expense of $10 million for the three and six months ended June 30, 2023 (June 30, 2022 – $1 million and $5 million expense).

See accompanying notes.

TransAlta Corporation F2

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statements of Financial Position
(in millions of Canadian dollars)

Unaudited	June 30, 2023	Dec. 31, 2022
Current assets
Cash and cash equivalents	952	1,134
Restricted cash (Note 16)	41	70
Trade and other receivables (Note 9)	1,098	1,589
Prepaid expenses	61	33
Risk management assets (Note 10 and 11)	225	709
Inventory (Note 12)	200	157
Assets held for sale	—	22
	2,577	3,714
Non-current assets
Investments (Note 13)	138	129
Long-term portion of finance lease receivables	120	129
Risk management assets (Note 10 and 11)	77	161
Property, plant and equipment (Note 14)
Cost	14,382	14,012
Accumulated depreciation	(8,713)	(8,456)
	5,669	5,556
Right-of-use assets	122	126
Intangible assets	235	252
Goodwill	464	464
Deferred income tax assets	19	50
Other assets	161	160
Total assets	9,582	10,741

Current liabilities
Bank overdraft	5	16
Accounts payable and accrued liabilities (Note 9)	661	1,346
Current portion of decommissioning and other provisions (Note 15)	63	70
Risk management liabilities (Note 10 and 11)	627	1,129
Current portion of contract liabilities	5	8
Income taxes payable	17	73
Dividends payable (Note 17 and 18)	40	68
Current portion of long-term debt and lease liabilities (Note 16)	132	178
	1,550	2,888
Non-current liabilities
Credit facilities, long-term debt and lease liabilities (Note 16)	3,454	3,475
Exchangeable securities	742	739
Decommissioning and other provisions (Note 15)	679	659
Deferred income tax liabilities	358	352
Risk management liabilities (Note 10 and 11)	237	333
Contract liabilities	12	12
Defined benefit obligation and other long-term liabilities	277	294
Equity
Common shares (Note 17)	2,808	2,863
Preferred shares (Note 18)	942	942
Contributed surplus	28	41
Deficit	(2,179)	(2,514)
Accumulated other comprehensive (loss)	(124)	(222)
Equity attributable to shareholders	1,475	1,110
Non-controlling interests (Note 8)	798	879
Total equity	2,273	1,989
Total liabilities and equity	9,582	10,741
Commitments and contingencies (Note 19)
Subsequent events (Note 22)
See accompanying notes.

TransAlta Corporation F3

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statements of Changes in Equity
(in millions of Canadian dollars)

Unaudited
6 months ended June 30, 2023	Common shares	Preferred shares	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Attributable to shareholders	Attributable to non-controlling interests	Total
Balance, Dec. 31, 2022	2,863	942	41	(2,514)	(222)	1,110	879	1,989
Net earnings	—	—	—	368	—	368	63	431
Other comprehensive income (loss):
Net gains on translating net assets of foreign operations, net of hedges and tax	—	—	—	—	(4)	(4)	—	(4)
Net gains on derivatives designated as cash flow hedges, net of tax	—	—	—	—	84	84	—	84
Net actuarial gains on defined benefits plans, net of tax	—	—	—	—	3	3	—	3
Intercompany and third-party FVTOCI investments	—	—	—	—	15	15	(15)	—
Total comprehensive income	—	—	—	368	98	466	48	514
Common share dividends (Note 17)	—	—	—	(15)	—	(15)	—	(15)
Preferred share dividends (Note 18)	—	—	—	(12)	—	(12)	—	(12)
Shares purchased under normal course issuer bid ("NCIB") (Note 17)	(65)	—	—	(6)	—	(71)	—	(71)
Effect of share-based payment plans	10	—	(13)	—	—	(3)	—	(3)
Distributions paid and payable, to non-controlling interests (Note 8)	—	—	—	—	—	—	(129)	(129)
Balance, June 30, 2023	2,808	942	28	(2,179)	(124)	1,475	798	2,273

					Accumulated other comprehensive income		Attributable to non-controlling interests
6 months ended June 30, 2022	Common shares	Preferred shares	Contributed surplus	Deficit		Attributable to shareholders		Total
Balance, Dec. 31, 2021	2,901	942	46	(2,453)	146	1,582	1,011	2,593
Net earnings	—	—	—	116	—	116	31	147
Other comprehensive income (loss):
Net losses on translating net assets of foreign operations, net of hedges and of tax	—	—	—	—	(9)	(9)	—	(9)
Net losses on derivatives designated as cash flow hedges, net of tax	—	—	—	—	(169)	(169)	—	(169)
Net actuarial gains on defined benefits plans, net of tax	—	—	—	—	36	36	—	36
Intercompany FVTOCI investments	—	—	—	—	70	70	(70)	—
Total comprehensive income (loss)	—	—	—	116	(72)	44	(39)	5
Common share dividends paid	—	—	—	(13)	—	(13)	—	(13)
Preferred share dividends paid	—	—	—	(10)	—	(10)	—	(10)
Shares purchased under NCIB program (Note 17)	(15)	—	—	(3)	—	(18)	—	(18)
Effect of share-based payment plans	7	—	(18)	—	—	(11)	—	(11)
Distributions paid, and payable, to non- controlling interests (Note 8)	—	—	—	—	—	—	(72)	(72)
Balance, June 30, 2022	2,893	942	28	(2,363)	74	1,574	900	2,474
See accompanying notes.

TransAlta Corporation F4

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statements of Cash Flows
(in millions of Canadian dollars)

	3 months ended June 30		6 months ended June 30
Unaudited	2023	2022	2023	2022
Operating activities
Net earnings (loss)	97	(59)	431	147
Depreciation and amortization	173	115	349	232
Gain on sale of assets and other	(4)	(1)	(4)	(1)
Accretion of provisions (Note 6 and 15)	13	10	27	19
Decommissioning and restoration costs settled (Note 15)	(9)	(7)	(16)	(14)
Deferred income tax expense (recovery) (Note 7)	24	24	13	48
Unrealized loss (gain) from risk management activities	151	89	87	(40)
Unrealized foreign exchange loss	—	3	2	1
Provisions	—	(1)	—	4
Asset impairment reversals (Note 5)	(13)	(24)	(16)	(66)
Equity (income) loss, net of distributions from investments	3	(1)	2	(2)
Other non-cash items	(16)	(17)	(36)	(30)
Cash flow from operations before changes in working capital	419	131	839	298
Change in non-cash operating working capital balances	(408)	(260)	(366)	24
Cash flow from (used in) operating activities	11	(129)	473	322
Investing activities
Additions to property, plant and equipment (Note 14)	(192)	(129)	(476)	(201)
Additions to intangible assets	(3)	(2)	(6)	(23)
Restricted cash (Note 16)	4	3	27	25
Repayment from loan receivable	1	10	5	10
Investments (Note 13)	(10)	—	(10)	—
Proceeds on sale of property, plant and equipment	4	2	27	2
Realized gain (loss) on financial instruments	7	—	13	(1)
Decrease in finance lease receivable	13	11	26	22
Other	(3)	(4)	(8)	7
Change in non-cash investing working capital balances	(6)	15	35	(7)
Cash flow used in investing activities	(185)	(94)	(367)	(166)
Financing activities
Net increase in borrowings under credit facilities (Note 16)	87	—	87	—
Repayment of long-term debt (Note 16)	(80)	(34)	(109)	(59)
Dividends paid on common shares (Note 17)	(15)	(13)	(30)	(27)
Dividends paid on preferred shares (Note 18)	(12)	(10)	(25)	(20)
Repurchase of common shares under NCIB (Note 17)	(39)	(3)	(73)	(18)
Proceeds on issuance of common shares	2	—	4	1
Distributions paid to subsidiaries' non-controlling interests (Note 8)	(53)	(30)	(129)	(72)
Decrease in lease liabilities	(3)	(3)	(5)	(4)
Financing fees and other	(2)	(2)	—	(2)
Cash flow used in financing activities	(115)	(95)	(280)	(201)
Cash flow used in operating, investing and financing activities	(289)	(318)	(174)	(45)
Effect of translation on foreign currency cash	(6)	(5)	(8)	(4)
Decrease in cash and cash equivalents	(295)	(323)	(182)	(49)
Cash and cash equivalents, beginning of period	1,247	1,221	1,134	947
Cash and cash equivalents, end of period	952	898	952	898
Cash taxes paid	33	26	70	44
Cash interest paid	77	60	139	107
See accompanying notes.

TransAlta Corporation F5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
(Tabular amounts in millions of Canadian dollars, except as otherwise noted)
1. Corporate Information
A. Description of the Business
TransAlta Corporation (“TransAlta” or the “Company”) was incorporated under the Canada Business Corporations Act in March 1985. The Company became a public company in December 1992. The Company's head office is located in Calgary, Alberta.
B. Basis of Preparation
These unaudited interim condensed consolidated financial statements have been prepared in compliance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting using the same accounting policies as those used in the Company's most recent audited annual consolidated financial statements, except as outlined in Note 2. These unaudited interim condensed consolidated financial statements do not include all of the disclosures included in the Company’s audited annual consolidated financial statements. Accordingly, they should be read in conjunction with the Company’s most recent audited annual consolidated financial statements which are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.
The unaudited interim condensed consolidated financial statements include the accounts of the Company and the subsidiaries that it controls.
The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments, which are stated at fair value.
These unaudited interim condensed consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of results. Interim results will fluctuate due to plant maintenance schedules, the seasonal demands for electricity and changes in energy prices. Consequently, interim condensed results are not necessarily indicative of annual results. TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs.
These unaudited interim condensed consolidated financial statements were authorized for issue by the Audit, Finance and Risk Committee on behalf of TransAlta's Board of Directors (the "Board") on Aug. 3, 2023.
C. Significant Accounting Judgements and Key Sources of Estimation Uncertainty
The preparation of these unaudited interim condensed consolidated financial statements in accordance with IAS 34 requires management to use judgment and make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. These estimates are subject to uncertainty. Actual results could differ from these estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation and regulations.
During the three and six months ended June 30, 2023, there were changes in estimates relating to asset impairment reversals (Note 5) and decommissioning and restoration provisions (Note 15).
Refer to Note 2(P) of the Company's 2022 audited annual consolidated financial statements for further details on the significant accounting judgments and key sources of estimation uncertainty.

TransAlta Corporation F6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
2. Material Accounting Policies
The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements for the year ended Dec. 31, 2022, except for the adoption of new standards effective as of Jan. 1, 2023 and interpretations or amendments that have been issued but are not yet effective.
A. Current Accounting Changes
Amendments to IAS 12 Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction
On May 7, 2021, the International Accounting Standards Board (“IASB”) issued amendments to IAS 12 Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction. The amendments clarify that the initial recognition exemption under IAS 12 does not apply to transactions such as leases and decommissioning obligations. These transactions give rise to equal and offsetting temporary differences in which deferred tax should be recognized.

The amendments are effective for annual periods beginning on or after Jan. 1, 2023, and were adopted by the Company on that date. The Company's accounting aligns with the amendment and no financial impact arose upon adoption.
B. Future Accounting Changes
Please refer to Note 3 of the audited annual consolidated financial statements for the future accounting policies impacting the Company. For the three and six months ended June 30, 2023, no additional future accounting policy changes impacting the Company were identified.
3. Revenue
A. Disaggregation of Revenue
The majority of the Company's revenues are derived from the sale of power, capacity and environmental attributes, leasing of power facilities and from asset optimization activities, which the Company disaggregates into the following groups for the purpose of determining how economic factors affect the recognition of revenue.

3 months ended June 30, 2023	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate	Total
Revenues from contracts with customers
Power and other	12	52	94	2	—	—	160
Environmental attributes(1)	1	7	—	—	—	—	8
Revenue from contracts with customers	13	59	94	2	—	—	168
Revenue from leases(2)	—	—	9	—	—	—	9
Revenue from derivatives and other trading activities(3)	—	1	(187)	52	3	1	(130)
Revenue from merchant sales	153	17	333	67	—	—	570
Other(4)	2	4	2	—	—	—	8
Total revenue	168	81	251	121	3	1	625
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	1	7	—	2	—	—	10
Over time	12	52	94	—	—	—	158
Total revenue from contracts with customers	13	59	94	2	—	—	168
(1)    The environmental attributes represent environmental attribute sales not bundled with power and other sales.
(2)    Total lease income from long-term contracts that meet the criteria of operating leases.
(3)    Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly period to period and impact movements in derivative positions.
(4) Other revenue includes production tax credits related to US wind facilities and other miscellaneous revenues.

TransAlta Corporation     F7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3 months ended June 30, 2022	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate	Total
Revenues from contracts with customers
Power and other	13	55	112	2	—	—	182
Environmental attributes(1)	—	23	—	—	—	—	23
Revenue from contracts with customers	13	78	112	2	—	—	205
Revenue from leases(2)	—	—	4	—	—	—	4
Revenue from derivatives and other trading activities(3)	—	(15)	(223)	66	36	1	(135)
Revenue from merchant sales	89	29	232	28	—	—	378
Other(4)	3	1	2	—	—	—	6
Total revenue	105	93	127	96	36	1	458
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	—	23	—	2	—	—	25
Over time	13	55	112	—	—	—	180
Total revenue from contracts with customers	13	78	112	2	—	—	205
(1)    The environmental attributes represent environmental attribute sales not bundled with power and other sales.
(2)    Total lease income from long-term contracts that meet the criteria of operating leases.
(3)    Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly period to period and impact movements in derivative positions.
(4) Other revenue includes production tax credits related to US wind facilities and other miscellaneous revenues.

6 months ended June 30, 2023	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate	Total
Revenues from contracts with customers
Power and other	16	111	193	5	—	—	325
Environmental attributes(1)	9	20	—	—	—	—	29
Revenue from contracts with customers	25	131	193	5	—	—	354
Revenue from leases(2)	—	—	17	—	—	—	17
Revenue from derivatives and other trading activities(3)	25	—	(158)	130	95	1	93
Revenue from merchant sales	239	51	690	253	—	—	1,233
Other(4)	4	9	4	—	—	—	17
Total revenue	293	191	746	388	95	1	1,714
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	9	20	—	5	—	—	34
Over time	16	111	193	—	—	—	320
Total revenue from contracts with customers	25	131	193	5	—	—	354
(1)    The environmental attributes represent environmental attribute sales not bundled with power and other sales.
(2)    Total lease income from long-term contracts that meet the criteria of operating leases.
(3)    Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly period to period and impact movements in derivative positions.
(4) Other revenue includes production tax credits related to US wind facilities and other miscellaneous revenues.

TransAlta Corporation     F8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6 months ended June 30, 2022	Hydro	Wind and Solar	Gas	Energy Transition	Energy Marketing	Corporate	Total
Revenues from contracts with customers
Power and other	18	118	216	6	—	—	358
Environmental attributes(1)	1	30	—	—	—	—	31
Revenue from contracts with customers	19	148	216	6	—	—	389
Revenue from leases(2)	—	—	8	—	—	—	8
Revenue from derivatives and other trading activities(3)	—	(22)	(73)	114	62	2	83
Revenue from merchant sales	159	57	407	82	—	—	705
Other(4)	4	1	3	—	—	—	8
Total revenue	182	184	561	202	62	2	1,193
Revenues from contracts with customers
Timing of revenue recognition
At a point in time	1	30	—	6	—	—	37
Over time	18	118	216	—	—	—	352
Total revenue from contracts with customers	19	148	216	6	—	—	389
(1)    The environmental attributes represent environmental attribute sales not bundled with power and other sales.
(2)    Total lease income from long-term contracts that meet the criteria of operating leases.
(3)    Represents realized and unrealized gains or losses from hedging and derivative positions. Volatility and pricing in commodity markets can vary significantly period to period and impact movements in derivative positions.
(4) Other revenue includes production tax credits related to US wind facilities and other miscellaneous revenues.

4. Expenses by Nature
Fuel, Purchased Power and Operations, Maintenance and Administration ("OM&A")
Fuel and purchased power and OM&A expenses classified by nature are as follows:

	3 months ended June 30				6 months ended June 30
	2023		2022		2023		2022
	Fuel and purchased power	OM&A	Fuel and purchased power	OM&A	Fuel and purchased power	OM&A	Fuel and purchased power	OM&A
Gas fuel costs	71	—	135	—	181	—	257	—
Coal fuel costs	25	—	9	—	79	—	48	—
Royalty, land lease, other direct costs	6	—	5	—	14	—	12	—
Purchased power	84	—	80	—	236	—	149	—
Salaries and benefits	2	66	2	56	3	130	3	114
Other operating expenses	—	68	—	61	—	128	—	115
Total	188	134	231	117	513	258	469	229

TransAlta Corporation     F9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5. Asset Impairment Reversals
The Company recognized the following asset impairment charges (reversals):

	3 months ended June 30		6 months ended June 30
	2023	2022	2023	2022
Segments:
Hydro	(10)	6	(10)	6
Wind and Solar	—	21	(10)	21
Changes in decommissioning and restoration provisions on retired assets(1)	(3)	(51)	4	(93)
Asset impairment reversals	(13)	(24)	(16)	(66)
(1)    Changes relate to revisions in discount rates and cash flow revisions on retired assets during 2023 and changes in discount rates net of cash flow revisions during 2022. Refer to Note 15 for further details.
Hydro
During the second quarter of 2023, internal valuations indicated the fair value less costs of disposal of the assets exceeded the carrying value due to a contract extension and changes in power price assumptions for two hydro facilities, which favourably impacted estimated future cash flows and resulted in a full recoverability test. As a result of the recoverability test an impairment reversal of $10 million was recognized. The recoverable amounts of $70 million in total were estimated based on fair value less costs of disposal utilizing a discounted cash flow approach and are categorized as a Level III fair value measurement. The discount rate used in the fair value measurements was 6.32 per cent.
During the second quarter of 2022, the Company recorded an impairment charge of $6 million on a hydro facility, primarily as a result of increases in discount rates. The recoverable amount of $30 million was estimated based on fair value less cost of disposal utilizing a discounted cash flow approach and is categorized as a Level III fair value measurement.
Wind and Solar
During the first quarter of 2023, internal valuations indicated the fair value less costs of disposal of the assets exceeded the carrying value due to changes in power price assumptions for two wind facilities, which favourably impacted estimated future cash flows and resulted in a full recoverability test. As a result of the recoverability test an impairment reversal of $10 million was recognized. The recoverable amounts of $253 million in total were estimated based on fair value less costs of disposal utilizing a discounted cash flow approach and are categorized as a Level III fair value measurement. The discount rate used in the fair value measurements was 6.94 per cent.

During the second quarter of 2022, the Company recorded an impairment charge of $21 million on three wind facilities, primarily as a result of increases in discount rates. The recoverable amount of $289 million was estimated based on fair value less cost of disposal utilizing a discounted cash flow approach and is categorized as a Level III fair value measurement.
TransAlta Corporation     F10

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Net Interest Expense
The components of net interest expense are as follows:

	3 months ended June 30		6 months ended June 30
	2023	2022	2023	2022
Interest on debt	51	40	101	81
Interest on exchangeable debentures	8	8	15	15
Interest on exchangeable preferred shares(1)	7	7	14	14
Interest income	(16)	(4)	(31)	(7)
Capitalized interest (Note 14)	(13)	(3)	(26)	(4)
Interest on lease liabilities	2	2	4	3
Credit facility fees, bank charges and other interest	3	5	11	11
Tax shield on tax equity financing	1	(3)	—	(3)
Accretion of provisions (Note 15)	13	10	27	19
Net interest expense	56	62	115	129
(1)    On Oct. 30, 2020, Brookfield invested $400 million in exchange for redeemable, retractable first preferred shares (Series I). The Series I Preferred Shares are accounted for as long-term debt and the exchangeable preferred share dividends are reported as interest expense. On July 26, 2023, the Company declared a dividend of $7 million in aggregate on the Series I Preferred Shares at the fixed rate of 1.745 per cent, per share, payable on Aug. 31, 2023.
7. Income Taxes
The components of income tax expense are as follows:

	3 months ended June 30		6 months ended June 30
	2023	2022	2023	2022
Current income tax expense (recovery)(1)	(42)	13	18	25
Deferred income tax expense (recovery) related to the origination and reversal of temporary differences	61	(10)	110	148
Deferred income tax expense (recovery) related to temporary difference on investment in subsidiary	2	(4)	1	(7)
Deferred income tax expense (recovery) arising from unrecognized deferred income tax assets(2)	(39)	38	(98)	(93)
Income tax expense (recovery)	(18)	37	31	73

Current income tax expense (recovery)	(42)	13	18	25
Deferred income tax expense	24	24	13	48
Income tax expense (recovery)	(18)	37	31	73
(1)    During the three and six months ended June 30, 2023, the Company recognized a $39 million current income tax recovery, recognized in the second quarter of 2023, and included as a reduction of current income tax expense. The Company completed an internal reorganization during the second quarter, which allowed the Company to apply tax attributes, previously unavailable due to Canadian tax limitations, against taxable income in Canada.
(2) The Company's deferred income tax assets mainly relate to the tax benefits of losses associated with the Company's directly owned Canadian and US operations and other deductible differences. The Company undertakes an analysis of the recoverability of its tax assets on an ongoing basis. Adjustments to recognize or write-off deferred income tax assets arise from the Company's assessment of whether it is probable, or not, that sufficient future taxable income will be available to utilize the underlying tax losses.

TransAlta Corporation     F11

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
8. Non-Controlling Interests
The Company’s subsidiaries with significant non-controlling interests are TransAlta Renewables Inc. ("TransAlta Renewables") and TransAlta Cogeneration L.P. The net earnings, distributions and equity attributable to TransAlta Renewables’ non-controlling interests include the 17 per cent non-controlling interest in Kent Hills Wind LP, which owns the 167 MW Kent Hills wind farm located in New Brunswick.

	3 months ended June 30		6 months ended June 30
	2023	2022	2023	2022
Net earnings
TransAlta Cogeneration L.P.	18	6	41	13
TransAlta Renewables	5	5	22	18
	23	11	63	31

Total comprehensive income (loss)
TransAlta Cogeneration L.P.	18	6	41	13
TransAlta Renewables	(14)	(21)	7	(52)
	4	(15)	48	(39)

Distributions paid to non-controlling interests
TransAlta Cogeneration L.P.	28	5	79	22
TransAlta Renewables	25	25	50	50
	53	30	129	72

As at	June 30, 2023	Dec. 31, 2022
Equity attributable to non-controlling interests
TransAlta Cogeneration L.P.	109	147
TransAlta Renewables	689	732
	798	879
Non-controlling interests (per cent)
TransAlta Cogeneration L.P.	49.99	49.99
TransAlta Renewables	39.9	39.9
On July 10, 2023, the Company entered into an agreement to acquire all of the outstanding common shares of TransAlta Renewables not already owned, directly or indirectly, by TransAlta and certain of its affiliates subject to the approval of TransAlta Renewables shareholders. See Note 22 for details.
TransAlta Corporation     F12

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
9. Trade and Other Receivables and Accounts Payable

As at	June 30, 2023	Dec. 31, 2022
Trade accounts receivable	699	1,165
Collateral provided (Note 11)	307	304
Current portion of finance lease receivables	33	52
Loan receivable	—	4
Income taxes receivable	59	64
Trade and other receivables	1,098	1,589

As at	June 30, 2023	Dec. 31, 2022
Accounts payable and accrued liabilities	645	1,069
Interest payable	16	17
Collateral held (Note 11)	—	260
Accounts payable and accrued liabilities	661	1,346
10. Financial Instruments
A. Financial Assets and Liabilities — Classification and Measurement
Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value or amortized cost.
B. Fair Value of Financial Instruments
I. Level I, II and III Fair Value Measurements
The Level I, II and III classifications in the fair value hierarchy utilized by the Company are defined below. The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based on the lowest level input that is significant to the derivation of the fair value. The Level III classification is the lowest level classification in the fair value hierarchy.
a. Level I
Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
b. Level II
Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.
Fair values falling within the Level II category are determined through the use of quoted prices in active markets, which in some cases are adjusted for factors specific to the asset or liability, such as basis, credit valuation and location differentials.
The Company’s commodity risk management Level II financial instruments include over-the-counter derivatives with values based on observable commodity futures curves and derivatives with inputs validated by broker quotes or other publicly available market data providers. Level II fair values are also determined using valuation techniques, such as option pricing models and interpolation formulas, where the inputs are readily observable.
In determining Level II fair values of other risk management assets and liabilities, the Company uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves and currency rates. For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Company relies on similar interest or currency rate inputs and other third-party information such as credit spreads.
c. Level III
Fair values are determined using inputs for the assets or liabilities that are not readily observable.

TransAlta Corporation     F13

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For assets and liabilities that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
There were no changes in the Company’s valuation processes, valuation techniques and types of inputs used in the fair value measurements during the period. For additional information, please refer to Note 14 of the 2022 audited annual consolidated financial statements.
II. Commodity Risk Management Assets and Liabilities
Commodity risk management assets and liabilities include risk management assets and liabilities that are used in the energy marketing and generation segments in relation to trading activities and certain contracting activities. To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within earnings of these businesses.
Commodity risk management assets and liabilities classified by fair value levels as at June 30, 2023, are as follows: Level I – $76 million net liability (Dec. 31, 2022 – $23 million net asset), Level II – $104 million net liability (Dec. 31, 2022 – $173 million net asset) and Level III – $376 million net liability (Dec. 31, 2022 – $782 million net liability).
Significant changes in commodity net risk management assets (liabilities) during the six months ended June 30, 2023, are primarily attributable to contract settlements and volatility in market prices across multiple markets on both existing contracts and new contracts.
The following table summarizes the key factors impacting the fair value of the Level III commodity risk management assets and liabilities by classification during the six months ended June 30, 2023 and 2022, respectively:

	6 months ended June 30, 2023			6 months ended June 30, 2022
	Hedge	Non-hedge	Total	Hedge	Non-hedge	Total
Opening balance	(347)	(435)	(782)	285	(126)	159
Changes attributable to:
Market price changes on existing contracts	(5)	146	141	(207)	(268)	(475)
Change resulting from amended contract and market price changes on new contracts	—	(35)	(35)	—	(96)	(96)
Contracts settled	116	172	288	(52)	56	4
Change in foreign exchange rates	8	4	12	2	(1)	1
Net risk management assets (liabilities) at end of period	(228)	(148)	(376)	28	(435)	(407)
Additional Level III information:
Gains (losses) recognized in other comprehensive gain (loss)	3	—	3	(205)	—	(205)
Total gains (losses) included in earnings (loss) before income taxes	(116)	115	(1)	52	(365)	(313)
Unrealized gains (losses) included in earnings (loss) before income taxes relating to net assets (liabilities) held at period end	—	287	287	—	(309)	(309)
As at June 30, 2023, the total Level III risk management asset balance was $90 million (Dec. 31, 2022 – $31 million) and Level III risk management liability balance was $466 million (Dec. 31, 2022 – $813 million).
TransAlta Corporation     F14

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The information on risk management contracts or groups of risk management contracts that are included in Level III measurements and the related unobservable inputs and sensitivities are outlined in the following table. These include the effects on fair value of discounting, liquidity and credit value adjustments; however, the potential offsetting effects of Level II positions are not considered. Sensitivity ranges for the base fair values are determined using reasonably possible alternative assumptions for the key unobservable inputs, which may include forward commodity prices, volatility in commodity prices and correlations, delivery volumes, escalation rates and cost of supply.

As at	June 30, 2023
Description	Sensitivity	Valuation technique	Unobservable input	Reasonably possible change
Long-term power sale – US	+7	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of US$5 or price increase of US$60
-89
Coal transportation – US	+9	Numerical derivative valuation	Illiquid future power prices (per MWh)	Price decrease of US$5 or price increase of US$60
			Volatility	80% to 120%
	-12		Rail rate escalation	zero to 10%
Full requirements – Eastern US	+4	Scenario analysis	Volume	96% to 104%
	-4		Cost of supply	Decrease of $1.70 per MWh or increase of $1.80 per MWh
Long-term wind energy sale – Eastern US	+21	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease or increase of US$6
	-26		Illiquid future REC prices (per unit)	Price decrease of US$2 or increase of US$4
			Wind discounts	0% decrease or 5% increase
Long-term wind energy sale – Canada	+36	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of C$80 or increase of C$5
	-22		Wind discounts	31% decrease or 5% increase
Long-term wind energy sale - Central US	+96	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease or increase of US$2
	-31		Wind discounts	3% decrease or 2% increase
Others	+20
-21

TransAlta Corporation     F15

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As at	Dec. 31, 2022
Description	Sensitivity	Valuation technique	Unobservable input	Reasonably possible change
Long-term power sale – US	+15	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of US$5 or a price increase of US$55
-163
Coal transportation – US	+14	Numerical derivative valuation	Illiquid future power prices (per MWh)	Price decrease of US$5 or a price increase of US$55
			Volatility	80% to 120%
	-13		Rail rate escalation	zero to 10%
Full requirements – Eastern US	+3	Scenario analysis	Volume	96% to 104%
	-21		Cost of supply	Decrease of US$0.50 per MWh or increase of US$3.30 per MWh
Long-term wind energy sale – Eastern US	+22	Long-term price forecast	Illiquid future power prices (per MWh)	Price increase or decrease of US$6
	-18		Illiquid future REC prices (per unit)	Price decrease or increase of US$2
			Wind discounts	0% decrease or 5% increase
Long-term wind energy sale – Canada	+47	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease of C$85 or increase of C$5
	-25		Wind discounts	28% decrease or 5% increase
Long-term wind energy sale – Central US	+74	Long-term price forecast	Illiquid future power prices (per MWh)	Price decrease or increase of US$2
	-28		Wind discounts	2% decrease or 5% increase
Others	+18
-19
i. Long-Term Power Sale – US
The Company has a long-term fixed price power sale contract in the US for delivery of power at the following capacity levels: 380 MW through Dec. 31, 2024, and 300 MW through Dec. 31, 2025. The contract is designated as an all-in-one cash flow hedge.
The contract is denominated in US dollars. The US dollar relative to the Canadian dollar did not change significantly from Dec. 31, 2022 to June 30, 2023 and did not have a significant impact on the base fair value or sensitivity values.
ii. Coal Transportation – US
The Company has a coal rail transport agreement that includes an upside sharing mechanism until Dec. 31, 2025. Option pricing techniques have been utilized to value the obligation associated with this component of the agreement.
iii. Full Requirements – Eastern US
The Company has a portfolio of full requirement service contracts, whereby the Company agrees to supply specific utility customer needs for a range of products that may include electrical energy, capacity, transmission, ancillary services, renewable energy credits ("RECs") and independent system operator costs.
iv. Long-Term Wind Energy Sale – Eastern US
The Company is party to a long-term contract for differences ("CFD") for the offtake of 100 per cent of the generation from its 90 MW Big Level wind facility. The CFD, together with the sale of electricity generated into the PJM Interconnection at the prevailing real-time energy market price, achieve the fixed contract price per MWh on proxy generation. Under the CFD, if the market price is lower than the fixed contract price the customer pays the company the difference and if the market price is higher than the fixed contract price the Company refunds the difference to the customer. The customer is also entitled to the physical delivery of environmental attributes. The contract matures in December 2034. The contract is accounted for as a derivative. Changes in fair value are presented in revenue.
TransAlta Corporation     F16

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
v. Long-Term Wind Energy Sale – Canada
The Company is party to two Virtual Power Purchase Agreements ("VPPAs") for the offtake of 100 per cent of the generation from its 130 MW Garden Plain wind project. The VPPAs, together with the sale of electricity generated into the Alberta power market at the pool price, achieve the fixed contract prices per MWh. Under the VPPAs, if the pool price is lower than the fixed contract price the customer pays the Company the difference and if the pool price is higher than the fixed contract price the Company refunds the difference to the customer. The customer is also entitled to the physical delivery of environmental attributes. Both VPPAs commence on commercial operation of the facility and extend for a weighted average of approximately 17 years.
In addition to the VPPAs, the Company has entered into a bridge contract, at one of the VPPAs price, that initially was for 16 months from Sept. 1, 2021, through Dec. 31, 2022, and will remain in effect until the commercial operation date is achieved. The customer is also entitled to the physical delivery of environmental attributes.
The energy component of these contracts is accounted for as derivatives. Changes in fair value are presented in revenue.
vi. Long-Term Wind Energy Sale – Central US
The Company is party to two long-term VPPAs for the offtake of 100 per cent of the generation from its 300 MW White Rock East and White Rock West wind power projects. The VPPAs, together with the sale of electricity generated into the US Southwest Power Pool ("SPP") market at the relevant price nodes, achieve the fixed contract prices per MWh. Under the VPPAs, if the SPP pricing is lower than the fixed contract price the customers pay the Company the difference and if the SPP pricing is higher than the fixed contract price the Company refunds the difference to the customers. The customers are also entitled to the physical delivery of environmental attributes. The VPPAs commence on commercial operation of the facilities, which is expected during the first half of 2024.
The Company is also party to a VPPA for the offtake of 100 per cent of the generation from its 200 MW Horizon Hill wind power project. The VPPA together with the sale of electricity generated into the US SPP market at the relevant price node, achieve the fixed contract price per MWh. Under the VPPA, if the SPP pricing is lower than the revised fixed contract price the customer pays the Company the difference and if the SPP pricing is higher than the revised fixed contract price the Company refunds the difference to the customer. The customer remains entitled to the physical delivery of environmental attributes. During the second quarter of 2023, the Company and the customer for the Horizon Hill wind project amended the associated VPPA. The VPPA commences on commercial operation of the facility, which is expected during the first half of 2024.
The energy component of these contracts is accounted for as derivatives. Changes in fair value are presented in revenue. The amendments to the Horizon Hill VPPA did not change the nature of the contract and the energy component continues to be accounted for as a derivative.
III. Other Risk Management Assets and Liabilities
Other risk management assets and liabilities primarily include risk management assets and liabilities that are used in managing exposures on non-energy marketing transactions such as interest rates, the net investment in foreign operations and other foreign currency risks. Hedge accounting is not always applied.
Other risk management assets and liabilities with a total net liability fair value of $6 million as at June 30, 2023 (Dec. 31, 2022 – $6 million net liability) are classified as Level II fair value measurements.

TransAlta Corporation     F17

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
IV. Other Financial Assets and Liabilities
The fair value of financial assets and liabilities measured at other than fair value is as follows:

	Fair value(1)				Total carrying value(1)
	Level I	Level II	Level III	Total
Exchangeable securities — June 30, 2023	—	697	—	697	742
Long-term debt — June 30, 2023	—	3,156	—	3,156	3,453
Loan receivable — June 30, 2023	—	32	—	32	32

Exchangeable securities — Dec. 31, 2022	—	685	—	685	739
Long-term debt — Dec. 31, 2022	—	3,200	—	3,200	3,518
Loan receivable — Dec. 31, 2022	—	37	—	37	37
(1)    Includes current portion.

The fair values of the Company’s debentures, senior notes and exchangeable securities are determined using prices observed in secondary markets. Non-recourse and other long-term debt fair values are determined by calculating an implied price based on a current assessment of the yield to maturity.
The carrying amount of other short-term financial assets and liabilities (cash and cash equivalents, restricted cash, trade accounts receivable, collateral provided, bank overdraft, accounts payable and accrued liabilities, collateral held and dividends payable) approximates fair value due to the liquid nature of the asset or liability. The fair values of the finance lease receivables approximate the carrying amounts as the amounts receivable represent cash flows from repayments of principal and interest.
C. Inception Gains and Losses
The majority of derivatives traded by the Company are based on adjusted quoted prices on an active exchange or extend beyond the time period for which exchange-based quotes are available. The fair values of these derivatives are determined using inputs that are not readily observable. Refer to section B of this Note 10 above for fair value Level III valuation techniques used. In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (the “transaction price”) and the amount calculated through a valuation model. This unrealized gain or loss at inception is recognized in net earnings (loss) only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions that are substantially the same, or a valuation technique that uses observable market inputs. Where these criteria are not met, the difference is deferred on the condensed consolidated statements of financial position in risk management assets or liabilities and is recognized in net earnings (loss) over the term of the related contract. The difference between the transaction price and the fair value determined using a valuation model, yet to be recognized in net earnings (loss) and a reconciliation of changes is as follows:

	6 months ended June 30
	2023	2022
Unamortized net loss at beginning of period	(213)	(102)
New inception gains (losses)	5	(29)
Change resulting from amended contract	32	—
Change in foreign exchange rates	5	(1)
Amortization recorded in net earnings during the period	(12)	(12)
Unamortized net loss at end of period	(183)	(144)

TransAlta Corporation     F18

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
11. Risk Management Activities
The Company is exposed to market risk from changes in commodity prices, foreign exchange rates, interest rates, credit risk and liquidity risk. These risks affect the Company’s earnings and the value of associated financial instruments that the Company holds. In certain cases, the Company seeks to minimize the effects of these risks by using derivatives to hedge its risk exposures. The Company’s risk management strategy, policies and controls are designed to ensure that the risks it assumes comply with the Company’s internal objectives and its risk tolerance. For additional information on the Company's Risk Management Activities please refer to Note 15 of the 2022 audited annual consolidated financial statements.
A. Net Risk Management Assets and Liabilities
Aggregate net risk management assets (liabilities) are as follows:

As at June 30, 2023
	Cash flow hedges	Not designated as a hedge	Total
Commodity risk management
Current	(144)	(247)	(391)
Long-term	(85)	(80)	(165)
Net commodity risk management liabilities	(229)	(327)	(556)
Other
Current	—	(11)	(11)
Long-term	—	5	5
Net other risk management liabilities	—	(6)	(6)

Total net risk management liabilities	(229)	(333)	(562)

As at Dec. 31, 2022
	Cash flow hedges	Not designated as a hedge	Total
Commodity risk management
Current	(271)	(143)	(414)
Long-term	(76)	(96)	(172)
Net commodity risk management liabilities	(347)	(239)	(586)
Other
Current	—	(6)	(6)
Long-term	—	—	—
Net other risk management liabilities	—	(6)	(6)

Total net risk management liabilities	(347)	(245)	(592)

TransAlta Corporation     F19

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
B. Nature and Extent of Risks Arising from Financial Instruments
I. Market Risk
i. Commodity Price Risk Management – Proprietary Trading
The Company’s Energy Marketing segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue and gain market information.
Value at Risk ("VaR") is used to determine the potential change in value of the Company’s proprietary trading portfolio, over a three-day period within a 95 per cent confidence level, resulting from normal market fluctuations. Changes in market prices associated with proprietary trading activities affect net earnings in the period that the price changes occur. VaR at June 30, 2023, associated with the Company’s proprietary trading activities was $4 million (Dec. 31, 2022 – $4 million).
ii. Commodity Price Risk – Generation
The generation segments utilize various commodity contracts to manage the commodity price risk associated with electricity generation, fuel purchases, emissions and byproducts, as considered appropriate. A Commodity Exposure Management Policy is prepared and approved annually, which outlines the intended hedging strategies associated with the Company’s generation assets and related commodity price risks. Controls also include restrictions on authorized instruments, management reviews on individual portfolios and approval of asset transactions that could add potential volatility to the Company’s reported net earnings.
VaR at June 30, 2023, associated with the Company’s commodity derivative instruments used in generation hedging activities was $25 million (Dec. 31, 2022 – $97 million). For positions and economic hedges that do not meet hedge accounting requirements or for short-term optimization transactions such as buybacks entered into to offset existing hedge positions, these transactions are marked to the market value with changes in market prices associated with these transactions affecting net earnings in the period in which the price change occurs. VaR at June 30, 2023, associated with these transactions was $26 million (Dec. 31, 2022 – $54 million), of which $21 million related to VPPAs (Dec. 31, 2022 – $26 million).
II. Credit Risk
The Company uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for customers and counterparties. The following table outlines the Company’s maximum exposure to credit risk without taking into account collateral held, including the distribution of credit ratings, as at June 30, 2023:

	Investment grade (Per cent)	Non-investment grade (Per cent)	Total (Per cent)	Total amount
Trade and other receivables(1)	89	11	100	1,098
Long-term finance lease receivable	100	—	100	120
Risk management assets(1)	82	18	100	302
Loan receivable(2)	—	100	100	32
Total				1,552
(1)    Letters of credit and cash and cash equivalents are the primary types of collateral held as security related to these amounts.
(2)    Includes $32 million loan receivable included within other assets with a counterparty that has no external credit rating.

The Company did not have significant expected credit losses as at June 30, 2023.
The Company’s maximum exposure to credit risk at June 30, 2023, without taking into account collateral held or right of set-off, is represented by the current carrying amounts of receivables and risk management assets as per the condensed consolidated statements of financial position. Letters of credit and cash are the primary types of collateral held as security related to these amounts. The maximum credit exposure to any one customer for commodity trading operations and hedging, including the fair value of open trading, net of any collateral held, at June 30, 2023, was $35 million (Dec. 31, 2022 – $64 million).
III. Liquidity Risk
The Company has sufficient existing liquidity available to meet its upcoming debt maturities. The next major debt repayment is scheduled for September 2024. Our highly diversified asset portfolio, by both fuel type and operating region, and our long-term contracted asset base provide stability in our cash flows.
TransAlta Corporation     F20

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Liquidity risk relates to the Company’s ability to access capital to be used for capital projects, debt refinancing, proprietary trading activities, commodity hedging and general corporate purposes. A maturity analysis of the Company's financial liabilities as well as financial assets that are expected to generate cash inflows to meet cash outflows on financial liabilities, is as follows:

	2023	2024	2025	2026	2027	2028 and thereafter	Total
Bank overdraft	5	—	—	—	—	—	5
Accounts payable and accrued liabilities	661	—	—	—	—	—	661
Long-term debt(1)	57	526	141	143	283	2,347	3,497
Exchangeable securities(2)	—	—	750	—	—	—	750
Commodity risk management liabilities	323	170	7	14	10	32	556
Other risk management (assets) liabilities	13	(5)	(1)	—	—	(1)	6
Lease liabilities(3)	(8)	3	3	4	4	127	133
Interest on long-term debt and lease liabilities(4)	105	198	172	164	152	818	1,609
Interest on exchangeable securities(2)(4)	26	60	—	—	—	—	86
Dividends payable	40	—	—	—	—	—	40
Total	1,222	952	1,072	325	449	3,323	7,343
(1)    Excludes impact of hedge accounting and derivatives.
(2)    The exchangeable securities can be exchanged, at the earliest, on Jan. 1, 2025.
(3)    Lease liabilities include a lease incentive of $12 million expected to be received in 2023.
(4)    Not recognized as a financial liability on the condensed consolidated statements of financial position.
C. Collateral
I. Financial Assets Provided as Collateral
At June 30, 2023, the Company provided $307 million (Dec. 31, 2022 – $304 million) in cash and cash equivalents as collateral to regulated clearing agents and certain utility customers as security for commodity trading activities. These funds are held in segregated accounts by the clearing agents. The utility customers are obligated to pay interest on the outstanding balances. Collateral provided is included within trade and other receivables in the condensed consolidated statements of Financial Position.
II. Financial Assets Held as Collateral
At June 30, 2023, the Company held nil (Dec. 31, 2022 – $260 million) in cash collateral associated with counterparty obligations. Under the terms of the contracts, the Company may be obligated to pay interest on the outstanding balances and to return the principal when the counterparties have met their contractual obligations or when the amount of the obligation declines as a result of changes in market value. Interest payable to the counterparties on the collateral received is calculated in accordance with each contract. Collateral held is related to physical and financial derivative transactions in a net asset position and is included in accounts payable and accrued liabilities in the condensed consolidated statements of financial position.
III. Contingent Features in Derivative Instruments
Collateral is posted in the normal course of business based on the Company’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Company’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.
At June 30, 2023, the Company had posted collateral of $343 million (Dec. 31, 2022 – $820 million) in the form of letters of credit on physical and financial derivative transactions in a net liability position. Certain derivative agreements contain credit-risk-contingent features, which if triggered could result in the Company having to post an additional $206 million (Dec. 31, 2022 – $656 million) of collateral to its counterparties.

TransAlta Corporation     F21

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
12. Inventory
The components of inventory are as follows:

As at	June 30, 2023	Dec. 31, 2022
Parts, materials and supplies	85	83
Coal	60	43
Emission credits	53	27
Natural gas	2	4
Total	200	157
No inventory is pledged as security for liabilities.
As at June 30, 2023, the Company holds 1,109,181 emission credits in inventory that were purchased externally with a recorded book value of $53 million (Dec. 31, 2022 – 963,068 emission credits with a recorded book value of $27 million). The Company also has 2,742,481 (Dec. 31, 2022 – 3,619,450) of internally generated eligible emission credits from the Company's Wind and Solar and Hydro segments which have no recorded book value. This includes the eligible emission performance credits earned by the Alberta Hydro facilities formerly under dispute and has now been resolved. Refer to Note 19 for details.
Emission credits can be sold externally or can be used to offset future emission obligations from our gas facilities located in Alberta, where the compliance price of carbon is expected to increase, resulting in a reduced cash cost for carbon compliance. In June 2023, the Company settled the 2022 carbon compliance obligation in cash. The compliance price of carbon for the 2022 obligation settled was $50 per tonne and has increased to $65 per tonne in the current year.
13. Investments
Tent Mountain Pumped Hydro Development Project
On April 24, 2023, the Company acquired a 50 per cent interest in the Tent Mountain Renewable Energy Complex (“Tent Mountain”), an early-stage 320 MW pumped hydro energy storage development project, located in southwest Alberta, from Montem Resources Limited (“Montem”). The acquisition included land rights, fixed assets and intellectual property associated with the pumped hydro development project. The Company paid Montem approximately $8 million on closing and additional contingent payments of up to $17 million may become payable to Montem based on the achievement of specific development and commercial milestones. The Company and Montem jointly control Tent Mountain, with the result that the Company accounts for its interest in the joint venture as an investment using the equity method.
14. Property, Plant and Equipment
During the three and six months ended June 30, 2023, the Company had additions of $171 million and $434 million, respectively, mainly related to assets under construction for the Garden Plain wind project, the White Rock wind project, the Horizon Hill wind project, the Northern Goldfields solar project, the Mount Keith 132kv transmission expansion and other planned major maintenance. The Company also continued its rehabilitation plan for the Kent Hills wind facilities and capitalized additions of $21 million and $42 million, respectively, in the three and six months ended June 30, 2023.
There was an increase in the decommissioning provision resulting from a decrease in discount rates, largely driven by decreases in long-term market benchmark rates. This resulted in an increase in the related assets included in property, plant and equipment of $11 million (June 30, 2022 — $106 million decrease). Refer to Note 15 for further details.
During the three and six months ended June 30, 2023, the Company capitalized $13 million and $26 million, respectively (June 30, 2022 — $3 million and $4 million) of interest incurred during construction to property, plant and equipment (“PP&E”) at a weighted average rate of 6.2 per cent (June 30, 2022 — 6.1 per cent).
TransAlta Corporation     F22

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
15. Decommissioning and Other Provisions
The change in decommissioning and other provision balances is as follows:

	Decommissioning and restoration	Other provisions	Total
Balance, Dec. 31, 2022	688	41	729
Liabilities incurred	1	4	5
Liabilities settled	(16)	(10)	(26)
Accretion (Note 6)	26	1	27
Revisions in estimated cash flows	(2)	—	(2)
Revisions in discount rates	16	—	16
Reversals	—	(1)	(1)
Change in foreign exchange rates	(6)	—	(6)
Balance, June 30, 2023	707	35	742

Included in the condensed consolidated statements of financial position as:
As at	June 30, 2023	Dec. 31, 2022
Current portion	63	70
Non-current portion	679	659
Total Decommissioning and other provisions	742	729
A. Decommissioning and Restoration
During the six months ended June 30, 2023, the decommissioning and restoration provision increased by $19 million from Dec. 31, 2022. Revisions in discount rates increased the decommissioning and restoration provision by $16 million due to a decrease in discount rates, largely driven by decreases in long-term market benchmark rates. On average, discount rates decreased with rates ranging from 6.8 to 9.5 per cent as at June 30, 2023 from 7.0 to 9.7 per cent as at Dec. 31, 2022. This has resulted in a corresponding increase in PP&E of $11 million on operating assets and recognition of a $5 million impairment charge in net earnings related to retired assets.
B. Other Provisions
Other provisions include provisions arising from ongoing business activities, amounts related to commercial disputes between the Company and customers or suppliers and onerous contract provisions. The onerous contract provisions occurred as a result of decisions to no longer operate on coal in Canada. Payments related to coal contracts for Sheerness are required until 2025. At June 30, 2023, the remaining balance of the provision for the onerous coal contract was $8 million.

TransAlta Corporation     F23

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
16. Credit Facilities, Long-Term Debt and Lease Liabilities
A. Amounts Outstanding Related to Credit Facilities
The Company's credit facilities are summarized in the table below:

As at June 30, 2023	Facility size	Utilized		Available capacity	Maturity date
Credit Facilities		Outstanding letters of credit(1)	Cash drawings
Committed
TransAlta Corporation syndicated credit facility	1,250	264	—	986	Q2 2027
TransAlta Renewables syndicated credit facility	700	3	131	566	Q2 2027
TransAlta Corporation bilateral credit facilities	240	180	—	60	Q2 2025
TransAlta Corporation Term Facility	400	—	400	—	Q3 2024
Total Committed	2,590	447	531	1,612

Non-Committed
TransAlta Corporation demand facilities	250	151	—	99	N/A
TransAlta Renewables demand facility	150	98	—	52	N/A
Total Non-Committed	400	249	—	151
(1)    TransAlta has obligations to issue letters of credit and cash collateral to secure potential liabilities to certain parties, including those related to potential environmental obligations, commodity risk management and hedging activities, pension plan obligations, construction projects and purchase obligations. Letters of credit drawn against the non-committed facilities reduce the available capacity under the committed syndicated credit facilities. At June 30, 2023, TransAlta provided cash collateral of $307 million.

These facilities are the primary source of short-term liquidity after the cash flow generated from the Company's business. In June 2023, the TransAlta Corporation syndicated credit facility and TransAlta Renewables syndicated credit facility were amended and maturity dates were extended from June 30, 2026 to June 30, 2027. The TransAlta Corporation bilateral credit facilities were also amended and maturity dates were extended from June 30, 2024 to June 30, 2025.
The Company is in compliance with the terms of the credit facilities and all undrawn amounts are fully available. In addition to the $1.4 billion of committed capacity available under the credit facilities, the Company also has $0.9 billion of available cash and cash equivalents, net of bank overdraft. TransAlta’s debt has terms and conditions, including financial covenants, that are considered normal and customary. As at June 30, 2023, the Company was in compliance with all debt covenants.
B. Repayments
On May 8, 2023, the Pingston Power Inc. non-recourse bond matured with a total aggregate repayment of $46 million, consisting of accrued interest and principal repayment.
C. Restrictions Related to Non-Recourse Debt and Other Debt
The Melancthon Wolfe Wind LP, TAPC Holdings LP, New Richmond Wind LP, Kent Hills Wind LP, TEC Hedland Pty Ltd notes, Windrise Wind LP and TransAlta OCP LP non-recourse bonds are subject to customary financing conditions and covenants that may restrict the Company’s ability to access funds generated by the facilities’ operations. Upon meeting certain distribution tests, typically performed once per quarter, the funds are able to be distributed by the subsidiary entities to their respective parent entity. These conditions include meeting a debt service coverage ratio prior to distribution, which was met by these entities in the second quarter of 2023, with the exception of Kent Hills Wind LP and TAPC Holdings LP, which has been impacted by higher interest rates. The funds in these entities will remain there until the next debt service coverage ratio can be calculated in the third quarter of 2023. At June 30, 2023, $65 million (Dec. 31, 2022 – $50 million) of cash was subject to certain financial restrictions. In accordance with the supplemental indenture, Kent Hills Wind LP cannot make any distributions to its partners until the foundation replacement work has been completed. A foundation replacement reserve account has been set up in accordance with the supplemental indenture, with funds in the account being used to pay foundation replacement costs. The account is funded
TransAlta Corporation     F24

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
quarterly with the last planned funding requirement received on March 31, 2023. The balance in the account is $14 million as at June 30, 2023 (Dec. 31, 2022 – $65 million).
As at June 30, 2023, the Company had $41 million of restricted cash related to the TEC Hedland Pty Ltd bond. These cash reserves are required to be held under commercial arrangements and for debt service, which may be replaced by letters of credit in the future.
Additionally, certain non-recourse bonds require that certain reserve accounts be established and funded through cash held on deposit and/or by providing letters of credit.
17. Common Shares
A. Issued and Outstanding
TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

	6 months ended June 30
	2023		2022
	Common shares (millions)	Amount	Common shares (millions)	Amount
Issued and outstanding, beginning of period	268.1	2,863	271.0	2,901
Purchased and cancelled under the NCIB(1)	(6.1)	(65)	(1.4)	(15)
Effects of share-based payment plans	0.8	6	0.9	6
Stock options exercised	0.6	4	0.2	1
Issued and outstanding, end of period	263.4	2,808	270.7	2,893
(1)    Shares purchased by the Corporation under the NCIB (as defined below) are recognized as a reduction to share capital equal to the average carrying value of the common shares. Any difference between the aggregate purchase price and the average carrying value of the common shares is recorded in retained earnings deficit.
B. Normal Course Issuer Bid ("NCIB") Program
On March 27, 2023, the Company entered into an Automatic Share Purchase Plan which permitted an independent broker to repurchase shares under the NCIB during the first quarter blackout period through to the end of the current NCIB program, which expired on May 30, 2023. The number of shares repurchased during the blackout period was 2,943,600.
On May 26, 2023, the Toronto Stock Exchange (“TSX”) accepted the notice filed by the Company to implement a NCIB for a portion of its common shares. Pursuant to the NCIB, TransAlta may repurchase up to a maximum of 14,000,000 Common Shares. Any common shares purchased under the NCIB will be cancelled. The period during which TransAlta is authorized to make purchases under the NCIB commenced on May 31, 2023 and ends on May 30, 2024.
The effects of the Company's purchase and cancellation of common shares during the period are as follows:

	June 30, 2023	Dec. 31, 2022
Total shares purchased(1)	6,112,900	4,342,300
Average purchase price per share	11.62	12.48
Total cost (millions)	71	54
Weighted average book value of shares cancelled	65	46
Amount recorded in deficit	(6)	(8)
(1) At Dec. 31, 2022, 164,300 shares were repurchased but were not cancelled due to timing differences between the transaction date and settlement date. The Company paid $52 million in 2022 and the remaining amount was paid subsequent to the year end.

TransAlta Corporation     F25

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
C. Dividends
On April 27, 2023, the Company declared a quarterly dividend of $0.055 per common share, payable on July 1, 2023.

On July 26, 2023, the Company declared a quarterly dividend of $0.055 per common share, payable on Oct. 1, 2023.

There have been no other transactions involving common shares between the reporting date and the date of completion of these condensed consolidated financial statements.
18. Preferred Shares
A. Issued and Outstanding
All preferred shares issued and outstanding are non-voting cumulative redeemable fixed or floating rate first preferred shares.

	June 30, 2023		Dec. 31, 2022
Series(1)	Number of shares (millions)	Amount	Number of shares (millions)	Amount
Series A	9.6	235	9.6	235
Series B	2.4	58	2.4	58
Series C	10.0	243	10.0	243
Series D	1.0	26	1.0	26
Series E	9.0	219	9.0	219
Series G	6.6	161	6.6	161
Issued and outstanding, end of period	38.6	942	38.6	942
(1)    On Oct. 30, 2020, Brookfield invested $400 million in exchange for redeemable, retractable first preferred shares (Series I). The Series I Preferred Shares are accounted for as long-term debt and the exchangeable preferred share dividends are reported as interest expense.
B. Dividends
On July 26, 2023, the Company declared a quarterly dividend of $0.17981 per share on the Series A preferred shares, $0.41545 per share on the Series B preferred shares, $0.36588 per share on the Series C preferred shares, $0.48287 per share on the Series D preferred shares, $0.43088 per share on the Series E preferred shares and $0.31175 per share on the Series G preferred shares, payable on Sept. 30, 2023.
19. Commitments and Contingencies
Commitments
In addition to the commitments disclosed elsewhere in the financial statements and those disclosed in Note 37 of the 2022 audited annual consolidated financial statements, the Company has incurred the following additional contractual commitments in the six months ended June 30, 2023, either directly or through its interests in joint operations and joint ventures.

Approximate future payments under these agreements are as follows:

	2024	2025	2026	2027	2028	2029 and thereafter	Total
Transmission	—	2	2	3	4	56	67
Total	—	2	2	3	4	56	67
TransAlta Corporation     F26

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Transmission
The Company has several agreements to purchase transmission network capacity in the Pacific Northwest. Provided certain conditions for delivering the service are met, the Company is committed to the transmission at the supplier’s tariff rate whether it is awarded immediately or delivered in the future after additional facilities are constructed. The table above includes the incremental change in transmission agreements, as compared to the amounts disclosed in the 2022 audited annual consolidated financial statements.
Contingencies
TransAlta is occasionally named as a party in various claims and legal and regulatory proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage. There can be no assurance that any particular claim will be resolved in the Company’s favour or that such claims may not have a material adverse effect on TransAlta. Inquiries from regulatory bodies may also arise in the normal course of business, to which the Company responds as required. For the current material outstanding contingencies, please refer to Note 37 of the 2022 audited annual consolidated financial statements. Material changes to the contingencies have been described below.
Hydro Power Purchase Arrangement ("Hydro PPA") Emissions Performance Credits
The Balancing Pool claimed entitlement to 1,750,000 Emission Performance Credits ("EPCs") earned by the Alberta Hydro facilities as a result of TransAlta opting those facilities into the Carbon Competitiveness Incentive Regulation and Technology Innovation and Emissions Reduction Regulation from 2018-2020 inclusive. The EPCs under dispute had no recorded book value as they were internally generated. The Balancing Pool claimed ownership of the EPCs because it believed the change-in-law provisions under the Hydro PPA required the EPCs to be passed through to the Balancing Pool. TransAlta disputed this claim. The parties have reached a confidential settlement and this matter is now resolved.

Brazeau Facility - Well License Applications to Consider Hydraulic Fracturing Activities
The Alberta Energy Regulator ("AER") issued a subsurface order on May 27, 2019, which does not permit any hydraulic fracturing within three kilometers of the Brazeau Facility but permits hydraulic fracturing in all formations (except the Duvernay) within three-to-five kilometers of the Brazeau Facility. Subsequently, two oil and gas operators submitted applications to the AER for 10 well licenses (which include hydraulic fracturing activities) within three-to-five kilometers of the Brazeau Facility. The regulatory hearing to consider these applications - Proceeding 379 - was scheduled to be heard from Feb. 27 to March 10, 2023, but was adjourned to permit the O'Chiese First Nation to intervene and make submissions. The hearing will be in the fourth quarter of 2023, at the earliest.
Brazeau Facility - Claim against the Government of Alberta
On Sept. 9, 2022, the Company filed a Statement of Claim against the Alberta Government in the Alberta Court of King’s Bench seeking a declaration that: (i) granting mineral leases within 5 km of the Brazeau Facility is a breach of the 1960 agreement between the Company and the Alberta Government; and (ii) the Alberta Government is required to indemnify the Company for any costs or damages that result from the risks of hydraulic fracturing near the Brazeau Facility. On Sept. 29, 2022, the Alberta Government filed its Statement of Defence, which asserts, among other things, that the Company: (i) is trying to usurp the jurisdiction of the Alberta Energy Regulator, and (ii) is out of time under the Limitations Act (Alberta). The trial has been scheduled for two weeks starting Feb. 26, 2024.
Garden Plain
Garden Plain I LP, a wholly owned subsidiary of the Company, retained an external supplier to construct the Garden Plain wind project near Hanna, Alberta. The supplier experienced scheduling delays, challenges with construction, and significant cost overruns, resulting in overdue deadlines and has asserted a claim for $49 million in damages. The Company disputes this claim in its entirety and asserts a counterclaim. The parties have initiated the dispute resolution procedure.

TransAlta Corporation     F27

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
20. Segment Disclosures
A. Description of Reportable Segments
The following tables provides each segment's results in the format that the TransAlta’s President and Chief Executive Officer (the chief operating decision maker) ("CODM"), review the Company's segments to make operating decisions and assess performance. The tables below show the reconciliation of the total segmented results and adjusted EBITDA to the statement of earnings (loss) reported under IFRS.
For internal reporting purpose, the earnings information from the Company's investment in Skookumchuck has been presented in the Wind and Solar segment on a proportionate basis. Information on a proportionate basis reflects the Company's share of Skookumchuck's statement of earnings on a line-by-line basis. Proportionate financial information is not and is not intended to be, presented in accordance with IFRS. Under IFRS, the investment in Skookumchuck has been accounted for as a joint venture using the equity method.

TransAlta Corporation     F28

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
B. Reported Adjusted Segment Earnings and Segment Assets
I. Reconciliation of Adjusted EBITDA to Earnings (Loss) before Income Tax

3 months ended June 30, 2023	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	168	86	251	121	3	1	630	(5)	—	625
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	(1)	(8)	56	(3)	93	—	137	—	(137)	—
Realized gain on closed exchange positions	—	—	(4)	—	(48)	—	(52)	—	52	—
Decrease in finance lease receivable	—	—	13	—	—	—	13	—	(13)	—
Finance lease income	—	—	4	—	—	—	4	—	(4)	—
Unrealized foreign exchange loss on commodity	—	—	—	—	1	—	1	—	(1)	—
Adjusted revenues	167	78	320	118	49	1	733	(5)	(103)	625
Fuel and purchased power	5	7	85	90	—	1	188	—	—	188
Reclassifications and adjustments:
Australian interest income	—	—	(1)	—	—	—	(1)	—	1	—
Adjusted fuel and purchased power	5	7	84	90	—	1	187	—	1	188
Carbon compliance	—	—	25	—	—	—	25	—	—	25
Gross margin	162	71	211	28	49	—	521	(5)	(104)	412
OM&A	14	18	50	14	6	32	134	—	—	134
Taxes, other than income taxes	1	4	4	1	—	—	10	(1)	—	9
Net other operating income	—	(1)	(9)	—	—	—	(10)	—	—	(10)
Adjusted EBITDA(2)	147	50	166	13	43	(32)	387
Equity income										(1)
Finance lease income										4
Depreciation and amortization										(173)
Asset impairment reversals										13
Net interest expense										(56)
Foreign exchange gain										8
Gain on sale of assets and other										5
Earnings before income taxes										79
(1)    The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)    Adjusted EBITDA is not defined and has no standardized meaning under IFRS.

TransAlta Corporation     F29

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3 months ended June 30, 2022	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity accounted investments(1)	Reclass Adjustments	IFRS Financials
Revenues	105	96	127	96	36	1	461	(3)	—	458
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	—	15	128	—	(56)	—	87	—	(87)	—
Realized gain (loss) on closed exchange positions	—	—	(10)	—	75	—	65	—	(65)	—
Decrease in finance lease receivable	—	—	11	—	—	—	11	—	(11)	—
Finance lease income	—	—	6	—	—	—	6	—	(6)	—
Unrealized foreign exchange loss on commodity	—	—	—	—	2	—	2	—	(2)	—
Adjusted revenues	105	111	262	96	57	1	632	(3)	(171)	458
Fuel and purchased power	6	6	147	71	—	1	231	—	—	231
Reclassifications and adjustments:
Australian interest income	—	—	(1)	—	—	—	(1)	—	1	—
Adjusted fuel and purchased power	6	6	146	71	—	1	230	—	1	231
Carbon compliance	—	1	12	(4)	—	—	9	—	—	9
Gross margin	99	104	104	29	57	—	393	(3)	(172)	218
OM&A	10	15	45	17	7	23	117	—	—	117
Taxes, other than income taxes	1	4	4	1	—	—	10	(1)	—	9
Net other operating income	—	(10)	(10)	—	—	—	(20)	—	—	(20)
Reclassifications and adjustments:
Insurance recovery	—	7	—	—	—	—	7	—	(7)	—
Adjusted net other operating income	—	(3)	(10)	—	—	—	(13)	—	(7)	(20)
Adjusted EBITDA(2)	88	88	65	11	50	(23)	279
Equity income										2
Finance lease income										6
Depreciation and amortization										(115)
Asset impairment reversals										24
Net interest expense										(62)
Foreign exchange gain										9
Gain on sale of assets and other										2
Loss before income taxes										(22)
(1) The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2) Adjusted EBITDA is not defined and have no standardized meaning under IFRS.

TransAlta Corporation     F30

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6 months ended June 30, 2023	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	293	201	746	388	95	1	1,724	(10)	—	1,714
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	(2)	(8)	(8)	(17)	109	—	74	—	(74)	—
Realized loss on closed exchange positions	—	—	(17)	—	(103)	—	(120)	—	120	—
Decrease in finance lease receivable	—	—	26	—	—	—	26	—	(26)	—
Finance lease income	—	—	8	—	—	—	8	—	(8)	—
Unrealized foreign exchange loss on commodity	—	—	—	—	1	—	1	—	(1)	—
Adjusted revenues	291	193	755	371	102	1	1,713	(10)	11	1,714
Fuel and purchased power	10	16	215	271	—	1	513	—	—	513
Reclassifications and adjustments:
Australian interest income	—	—	(2)	—	—	—	(2)	—	2	—
Adjusted fuel and purchased power	10	16	213	271	—	1	511	—	2	513
Carbon compliance	—	—	57	—	—	—	57	—	—	57
Gross margin	281	177	485	100	102	—	1,145	(10)	9	1,144
OM&A	26	35	91	31	20	56	259	(1)	—	258
Taxes, other than income taxes	2	7	8	2	—	—	19	(1)	—	18
Net other operating income	—	(3)	(20)	—	—	—	(23)	—	—	(23)
Adjusted EBITDA(2)	253	138	406	67	82	(56)	890
Equity income										1
Finance lease income										8
Depreciation and amortization										(349)
Asset impairment reversals										16
Net interest expense										(115)
Foreign exchange gain										5
Gain on sale of assets and other										5
Earnings before income taxes										462
(1)    The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)    Adjusted EBITDA is not defined and has no standardized meaning under IFRS.

TransAlta Corporation     F31

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6 months ended June 30, 2022	Hydro	Wind & Solar(1)	Gas	Energy Transition	Energy Marketing	Corporate	Total	Equity accounted investments(1)	Reclass adjustments	IFRS financials
Revenues	182	191	561	202	62	2	1,200	(7)	—	1,193
Reclassifications and adjustments:
Unrealized mark-to-market (gain) loss	—	28	(34)	11	(46)	—	(41)	—	41	—
Realized gain (loss) on closed exchange positions	—	—	(7)	—	65	—	58	—	(58)	—
Decrease in finance lease receivable	—	—	22	—	—	—	22	—	(22)	—
Finance lease income	—	—	11	—	—	—	11	—	(11)	—
Adjusted revenues	182	219	553	213	81	2	1,250	(7)	(50)	1,193
Fuel and purchased power	10	14	278	165	—	2	469	—	—	469
Reclassifications and adjustments:
Australian interest income	—	—	(2)	—	—	—	(2)	—	2	—
Adjusted fuel and purchased power	10	14	276	165	—	2	467	—	2	469
Carbon compliance	—	1	30	(3)	—	—	28	—	—	28
Gross margin	172	204	247	51	81	—	755	(7)	(52)	696
OM&A	21	31	89	33	14	41	229	—	—	229
Taxes, other than income taxes	2	6	8	2	—	—	18	(1)	—	17
Net other operating income	—	(17)	(20)	—	—	—	(37)	—	—	(37)
Reclassifications and adjustments:
Insurance recovery	—	7	—	—	—	—	7	—	(7)	—
Adjusted net other operating income	—	(10)	(20)	—	—	—	(30)	—	(7)	(37)
Adjusted EBITDA(2)	149	177	170	16	67	(41)	538
Equity income										4
Finance lease income										11
Depreciation and amortization										(232)
Asset impairment reversals										66
Net interest expense										(129)
Foreign exchange gain										11
Gain on sale of assets and other										2
Earnings before income taxes										220
(1)    The Skookumchuck wind facility has been included on a proportionate basis in the Wind and Solar segment.
(2)    Adjusted EBITDA is not defined and has no standardized meaning under IFRS.
TransAlta Corporation     F32

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
21. Related-Party Transactions
Transactions with Associates
In connection with the exchangeable securities issued to Brookfield, the investment agreement entitles Brookfield to nominate two directors to the TransAlta Board. As such, they are considered associates of the Company.
The Company may, in the normal course of operations, enter into transactions on market terms with related parties that have been measured at exchange value and recognized in the consolidated financial statements, including power purchase and sale agreements, derivative contracts and asset management fees. Transactions and balances between the Company and associates do not eliminate. Refer to Note 26 and 36 of the 2022 audited annual consolidated financial statements.
Transactions with Brookfield include the following:

	3 months ended June 30		6 months ended June 30
	2023	2022	2023	2022
Power sales	30	20	72	40
22. Subsequent Events
TransAlta Corporation to Acquire TransAlta Renewables Inc.
On July 10, 2023, the Company and TransAlta Renewables entered into a definitive arrangement agreement (the "Arrangement Agreement") under which the Company will acquire all of the outstanding common shares of TransAlta Renewables not already owned, directly or indirectly, by TransAlta and certain of its affiliates, subject to the approval of TransAlta Renewables shareholders.
Under the terms of the Arrangement Agreement, each TransAlta Renewables share will be exchanged for, at the election of each holder of common shares of TransAlta Renewables, (i) 1.0337 common shares of TransAlta or (ii) $13.00 in cash. The consideration payable to TransAlta Renewables shareholders is subject to pro-rationing based on a maximum aggregate number of TransAlta shares that may be issued to TransAlta Renewables shareholders of 46,441,779 and a maximum aggregate cash amount of $800 million.
The consideration payable to TransAlta Renewables shareholders represents an 18.3 per cent premium based on the closing price of TransAlta Renewables shares on the Toronto Stock Exchange ("TSX") as of July 10, 2023, and a 13.6 per cent premium relative to TransAlta Renewables' 20-day volume-weighted average price per share as of July 10, 2023. The total consideration paid to TransAlta Renewables shareholders is valued at $1.4 billion on July 10, 2023 of which $800 million will be paid in cash, and the remaining balance in common shares of TransAlta. The combined company will operate as TransAlta and remain listed on the TSX and the New York Stock Exchange ("NYSE"), under the symbols "TA" and "TAC", respectively.
A special meeting of TransAlta Renewables shareholders to consider the transaction will be held on or about Sept. 26, 2023. If all approvals are received and other closing conditions satisfied, the transaction is expected to be completed in early October 2023.

TransAlta Corporation     F33